EXHIBIT (h)(1)

DISTRIBUTION AGREEMENT

AGREEMENT made as of                     , 2008 between The Thirty-Eight Hundred Fund, LLC (the “Fund”), having an office at 3800 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169-0925, and Foreside Distribution Services, L.P. (“Distributor”), having an office at 100 Summer Street, Boston, Massachusetts 02110.

WHEREAS, the Fund is a closed-end management investment company, registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, it is intended that Distributor act as the distributor of the limited liability company interests (“Shares”) of the Fund at such time as the Fund has an effective registration statement under the Securities Act of 1933 (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Services as Distributor.

1.1 Distributor will act as agent of the Fund for the distribution of the Shares covered by the registration statement of Fund then in effect under the Securities Act. As used in this Agreement, the term “registration statement” shall mean the registration statement of the Fund and any amendments thereto, then in effect, including Parts A, B and C of each registration statement, as filed on Form N-2, or any successor thereto, with the Commission, together with any amendments thereto, as well as any form of Prospectus. The term “Prospectus” shall mean the then-current form of Prospectus and Statement of Additional Information used by the Fund, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto. The Fund will notify Distributor in advance of any proposed changes to this Agreement.

1.2 Consistent with the understanding between the Fund and the Distributor, Distributor may not solicit orders for the sale of the Shares. The Fund understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Fund. The Fund further understands that shareholders and potential shareholders in the Fund may invest in shares of such other investment companies. The Fund agrees that Distributor’s obligations to other investment companies shall not be deemed in conflict with its obligations to the Fund under this Section 1.2.

1.3 In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act and the Securities Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

1.4 Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Fund’s officers may upon reasonable notice instruct the Distributor to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.5 The Fund agrees to inform the Distributor from time to time of the states in which the Fund or its administrator has registered or otherwise qualified Shares for sale, and the Fund agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate.

1.6 The Fund shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Fund and the Shares as Distributor may reasonably request; and the Fund warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Fund shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Fund’s books and accounts prepared by the Fund, and (b) from time to time such additional information regarding the Fund as the Distributor may reasonably request.

1.7 The Fund represents and warrants to Distributor that: (a) all registration statements, and each Prospectus, filed by the Fund with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder; (b) all Fund-related advertisement or sales literature, if any, shall be prepared in conformity with requirements of applicable laws and regulations; (c) the registration statement or Prospectus shall contain all statements required to be stated therein in conformity with said Acts, laws and regulations and the rules and regulations of the Commission thereunder or other applicable regulatory authority, and all statements of fact contained in any such registration statement or Prospectus are true and correct in all material respects; (d) neither any registration statement nor any Prospectus nor any advertisement or sales literature, if any, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares; and (e) the Fund’s Prospectus contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Shares as is necessary to comply with all laws, rules and regulations.

The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder. The Fund may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Fund’s counsel, be necessary or advisable. If the Fund shall not propose any amendment or amendments and/or supplement or supplements within 15 days after receipt by the Fund of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. In such case, the Distributor will be held harmless from, and indemnified by Fund for, any liability or loss resulting from the failure to implement such amendment. The Fund shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

1.8 The Fund authorizes the Distributor to use any Prospectus in the form furnished by the Fund to the Distributor from time to time in connection with the sale of the Shares.

1.9 The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on the Distributor’s part in the performance of its obligations under this Agreement, from reckless disregard by the Distributor of its obligations under this Agreement, or from the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The Fund agrees to indemnify, defend and hold harmless the Distributor, its officers, partners, employees, subsidiaries, affiliates, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act, (collectively, “Distributor Indemnitees”), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, “Claims”) which the Distributor Indemnitees may incur [under the Securities Act], or under common law, or otherwise, arising out of or based upon: (a) the Distributor acting as distributor of the Fund; (b) any of the following: (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, or (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; (c) the breach by the Fund of any provision of this Agreement, including without limitation a breach by the Fund of its obligations with respect to the Fund’s transfer agent as set forth in Section 1.15 of this Agreement, to the extent applicable; provided, however, that the Fund’s agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.9 shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Fund by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus; (B) arising out of or based upon the willful misfeasance, bad faith or negligence of the Distributor in the performance of its obligations under this Agreement or the Distributor’s reckless disregard of its obligations under this Agreement; or (C) arising out of or based upon the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall fully and promptly advise the Fund in writing of all pertinent facts concerning such Claim, but failure to do so in good faith shall not affect the Fund’s indemnification obligations under this Agreement except to the extent that the Fund is materially prejudiced thereby. The Fund will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Fund’s part, the Distributor shall have the right to participate in the defense. In the event the Fund elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Fund does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Fund, the Fund will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.9. The Fund’s indemnification agreement contained in this Section 1.9 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.

1.10 The Distributor agrees to indemnify, defend and hold harmless the Fund, its officers, directors, employees, and any person who controls the Fund within the meaning of Section 15 of the Securities Act (collectively, “Fund Indemnitees”), from and against any and all Claims which the Fund Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Fund by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus; (b) the willful misfeasance, bad faith or negligence of the Distributor in the performance of its obligations under this Agreement, or the Distributor’s reckless disregard of its obligations under this Agreement, or (c) the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder; provided, however, that the Distributor’s agreement to indemnify the Fund Indemnitees pursuant to this Section 1.10 shall not be construed to cover any Claims (A) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Fund in the performance of its obligations under this Agreement or the Fund’s reckless disregard of its obligations under this Agreement; or (B) arising out of or based upon the Fund’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

In the event of a Claim for which the Fund Indemnitees may be entitled to indemnification hereunder, the Fund shall fully and promptly advise the Distributor in writing of all pertinent facts concerning such Claim, but failure to do so in good faith shall not affect the Distributor’s indemnification obligations under this Agreement except to the extent that the Distributor is materially prejudiced thereby. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Fund, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor’s part, the Fund shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Fund, the Fund Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Fund reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Fund Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.10. The Distributor’s indemnification agreement contained in this Section 1.10 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitees, and shall survive the delivery of any Shares.

1.11 No Shares shall be offered by either the Distributor or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Fund: (a) until such time as the Fund has an effective registration statement under the Securities Act ; or (b) if and so long as the effectiveness of the registration statement under the Securities Act then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act; provided, however, that the Distributor will not be obligated to cease offering shares until it has received from the Fund written notice of such events.

1.12 The Fund agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

(a)	of any request by the Commission for amendments to the registration statement or Prospectus then in effect or for additional information;

(b)	in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement under the Securities Act or Prospectus then in effect or the initiation by service of process on the Fund of any proceeding for that purpose;

(c)	of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and

(d)	of any other event which could reasonably be expected to have a material adverse impact upon the offering of Shares or the Distributor’s provision of services under this Agreement.

For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

1.13 During any period for which a party other than Distributor or one of its affiliates acts as any Fund’s transfer agent (“Transfer Agent”), the Fund shall ensure that the Transfer Agent complies with all requirements of law that are applicable to the Transfer Agent or the services provided by Transfer Agent, or that are within the control of the Transfer Agent.

1.14 The Fund will take reasonable steps to ensure that any service provider to the Fund and/or the Fund other than Distributor or one of its affiliates provides to Distributor such cooperation and information as the Distributor shall reasonably request from time to time, including, without limitation, information to facilitate the Distributor’s compliance with federal securities laws, as defined within Rule 38a-1(e)(1) under the 1940 Act.

1.15 NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS OR LOST OR DAMAGED DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

2.	Fees; Expenses.

2.1 As compensation for the Distributor’s services under this Agreement, the Fund agrees to pay to the Distributor the fees set forth in Appendix A hereto on the terms described therein, which is incorporated herein by reference. In addition, the Fund agrees to pay to the Distributor the expenses set forth in Appendix A hereto on the terms described therein, which is incorporated herein by reference. The fees set forth on Schedule A are subject to change by Distributor upon 30 days advance notice.

2.2 In the event that the Distributor is requested or authorized by the Fund or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by the Distributor to the Fund, the Fund will, so long as the Distributor is not the subject of the investigation or proceeding in which the information is sought, pay the Distributor for its professional time (at its standard billing rates) and reimburse the Distributor for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

3.	Term, Duration and Termination.

This Agreement shall become effective with respect to the Fund as of the date first written above (the “Effective Date”) and, unless sooner terminated as provided herein, shall continue for a two year period following the Effective Date. Thereafter, if not terminated, this Agreement shall continue with respect to the Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Board or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with 60 days’ prior written notice, by the Board, by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as ascribed to such terms in the 1940 Act.)

4.	Privacy.

Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of, the Fund to the Distributor, or collected or retained by the Distributor to perform its obligations as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Fund other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund. The Fund represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

5.	Anti-Money Laundering Compliance.

5.1 The Distributor acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. The Distributor represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Fund’s Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

5.2 The Distributor agrees that it will take such further steps, and cooperate with the Fund as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Fund, and the Fund’s agents, and regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Fund only. It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients of Distributor.

6.	Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail, or by nationally recognized overnight courier, to the party required to be served with such notice at the following address: if to the Fund, to it at 3800 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169-0925, and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attention: Broker Dealer Chief Compliance Officer, with a copy to such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

7.	Confidentiality.

During the term of this Agreement, the Distributor and the Fund may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

8.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to New York’s conflicts of laws principles, and the applicable provisions of the 1940 Act.

9.	Prior Agreements.

This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

10.	Amendments.

No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

*        *        *        *        *         *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

The Thirty-Eight Hundred Fund, LLC

By:
Name:
Title:

Foreside Distribution Services, L.P.

By:
Name:
Title:

SCHEDULE A

COMPENSATION OF THE DISTRIBUTOR

1. BASIC DISTRIBUTION SERVICES. For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary Board meeting preparation, ordinary supervisory services and overhead, the Distributor shall receive an annual fee of $                    , billed monthly.

2. OTHER PAYMENTS BY THE DISTRIBUTOR. If the Distributor is required to make any payments to third parties in respect of distribution of the Fund’s Shares, which payments are contemplated by the parties to this Agreement or otherwise arise in the ordinary course of business, the Distributor shall be promptly reimbursed for such payments upon invoicing them.

3. FEE ADJUSTMENTS. The fixed fees and other fees expressed as stated dollar amounts in this Schedule A and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter,” or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.

4. FEES AND EXPENSES. Except as expressly set forth in this Agreement, out-of-pocket fees and expenses incurred by Distributor in the performance of its services on behalf of the Fund under this Agreement are not included in the fees set forth in this Agreement. To the extent that the Distributor incurs expenses that are not attributable solely to its services on behalf of the Fund under this Agreement, the Fund is responsible for paying only for the portion of such expenses that are directly attributable to the services performed on its behalf by the Distributor under this Agreement. Such out-of-pocket fees and expenses may include, without limitation:

•	reasonable travel and entertainment costs;

•	fees of auditors and accountants;

•

expenses incurred by the Distributor in qualifying, registering and maintaining the registration of the Distributor under applicable federal and state laws and rules of the FINRA, e.g., CRD fees and state fees;

•	costs and expenses incurred for telephone service, photocopying and office supplies;

•	packaging, shipping, postage, and photocopies;

•

taxes that are paid or payable by the Distributor or its affiliates in connection with its services hereunder, other than taxes customarily and actually imposed upon the income that the Distributor receives hereunder; and

•	amounts paid to the FINRA based on Distributor’s revenue and/or the number of Distributor’s registered representatives.

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